                            ASSET PURCHASE AGREEMENT

                            dated as of June 6, 2001

                                 by and between

                                  GW LAND LLC,

                                  as Purchaser

                                       and

                          WHITTAKER CUSTOM HOMES, LLC,

                          WHITTAKER CONSTRUCTION, LLC,

                               RRKTG LUMBER, LLC,

                                       AND

                          LEWIS AND CLARK TITLE COMPANY

                                   as Sellers




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                                TABLE OF CONTENTS

                This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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ARTICLE I.........................................................................................................1

   1.01     Assets................................................................................................1

   1.02     Liabilities...........................................................................................4

   1.03     Purchase Price; Allocation............................................................................5

   1.04     Deposit Amount........................................................................................6

   1.05     Closing...............................................................................................6

   1.06     Tangible Net Worth Determination......................................................................7

   1.07     Further Assurances; Post-Closing Cooperation..........................................................8

   1.08     Third-Party Consents..................................................................................9

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................9

   2.01     Corporate Existence of Sellers........................................................................9

   2.02     Authority.............................................................................................9

   2.03     No Conflicts.........................................................................................10

   2.04     Governmental Approvals and Filings...................................................................10

   2.05     Financial Statements and Condition...................................................................10

   2.06     Legal Proceedings....................................................................................11

   2.07     Compliance With Laws and Orders......................................................................12

   2.08     ERISA................................................................................................12

   2.09     Real Property........................................................................................12

   2.10     Tangible Personal Property...........................................................................13

   2.11     Intellectual Property Rights.........................................................................13

   2.12     Contracts............................................................................................13

   2.13     Licenses.............................................................................................14


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
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   2.14     Labor Relations......................................................................................15

   2.15     Environmental Reports................................................................................15

   2.16     Surveys..............................................................................................16

   2.17     Brokers..............................................................................................16

   2.18     L&C Assets...........................................................................................16

   2.19     Escrow Agreements....................................................................................16

   2.20     Entire Business......................................................................................16

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................16

   3.01     Existence............................................................................................16

   3.02     Authority............................................................................................17

   3.03     No Conflicts.........................................................................................17

   3.04     Governmental Approvals and Filings...................................................................17

   3.05     Legal Proceedings....................................................................................17

   3.06     Brokers..............................................................................................18

ARTICLE IV  COVENANTS............................................................................................18

   4.01     Cooperation..........................................................................................18

   4.02     Regulatory and Other Approvals.......................................................................18

   4.03     Investigation by Purchaser...........................................................................18

   4.04     Conduct of Business..................................................................................18

   4.05     Fulfillment of Conditions............................................................................19

   4.06     Exclusive Negotiation; Protection of Confidential Information........................................19

   4.07     Mortgage Services....................................................................................19

   4.08     Escrow Agreements....................................................................................19

ARTICLE V  CONDITIONS............................................................................................20

   5.01     Conditions of Purchaser..............................................................................20

   5.02     Conditions of Sellers................................................................................21

ARTICLE VI  SURVIVAL; INDEMNITY..................................................................................22

   6.01     Survival of Representations, Warranties, Covenants and Agreements....................................22

   6.02     Indemnification......................................................................................23


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
ARTICLE VII  OTHER MATTERS.......................................................................................26

   7.01     Employee Matters.....................................................................................26

   7.02     Warranty Matters.....................................................................................27

   7.03     Title Commitment; Transfer Tax.......................................................................27

   7.04     Covenant Not to Compete..............................................................................28

   7.05     Termination of Right of First Refusal and Non-Compete................................................29

   7.06     Insurance Policies...................................................................................29

ARTICLE VIII  TERMINATION........................................................................................29

   8.01     Termination..........................................................................................29

   8.02     Effect of Termination................................................................................30

ARTICLE IX  DEFINITIONS..........................................................................................30

   9.01     Definitions..........................................................................................30

ARTICLE X  MISCELLANEOUS.........................................................................................38

   10.01    Notices..............................................................................................38

   10.02    Bulk Sales Act.......................................................................................39

   10.03    Entire Agreement.....................................................................................39

   10.04    Expenses.............................................................................................39

   10.05    Public Announcements; Confidentiality................................................................39

   10.06    Waiver...............................................................................................40

   10.07    Amendment............................................................................................40

   10.08    No Third Party Beneficiary...........................................................................40

   10.09    No Assignment; Binding Effect........................................................................40

   10.10    Headings.............................................................................................40

   10.11    Invalid Provisions...................................................................................40

   10.12    Governing Law........................................................................................41

   10.13    Counterparts.........................................................................................41

   10.14    Counterpart Facsimile Execution......................................................................41

   10.15    Schedules............................................................................................41



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                                      -4-


EXHIBITS


Exhibit A       Escrow Agreement

Exhibit B       Transition Agreement


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                This ASSET PURCHASE AGREEMENT dated as of June 6, 2001 is made and entered into by and among GW LAND LLC, a Missouri limited liability company ("Purchaser"), and WHITTAKER CUSTOM HOMES, LLC, a Delaware limited liability company ("Whittaker Homes"), WHITTAKER CONSTRUCTION, LLC, a Delaware limited liability company ("Whittaker Construction"), RRKTG LUMBER, LLC, a Delaware limited liability company ("RRKTG"), and LEWIS AND CLARK TITLE COMPANY, a Missouri corporation ("L&C" and, together with Whittaker Homes, Whittaker Construction and RRKTG, "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 9.01.

                WHEREAS, Sellers are engaged in (i) the residential single-family (detached and attached) home construction and land development business, (ii) the construction-materials supply business, (iii) the subcontracting business and (iv) the selling and servicing of title insurance policies with respect to single-family homes, in each case, in the State of Missouri and St. Clair County, Illinois (collectively, the "Business"); and

                WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, substantially all of the assets of Sellers relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain liabilities of Sellers relating to the Business, all on the terms set forth herein;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

                1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, all of Sellers' right, title and interest in, to and under the following Assets and Properties of Sellers used in connection with the Business, except as otherwise provided in Section 1.01(b), as the same shall exist on the Closing Date (collectively, the "Assets"):

                (i)     Owned Real Property. The real property described in
        Schedule 1.01(a)(i) and all real property purchased by Whittaker Homes and Whittaker Construction after the date hereof and prior to the Closing Date, and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all single-family (detached and attached) homes (including existing display homes and homes under construction, whether under contract for sale or for inventory or display purposes) and other buildings,


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                                      -2-


        structures, facilities and fixtures thereon and other improvements thereto (the "Owned Real Property");

                (ii) Real Property Leases. Subject to Section 1.08, the leases and subleases of real property described in Schedule 1.01(a)(ii) as to which any Seller is the lessee (the "Leased Real Property"), together with the leasehold estate thereunder, including any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights appurtenant to or related to such leases (the "Real Property Leases");

                (iii) Inventory. All inventories of raw construction materials, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, in each case, which are owned by any Seller and used or useful in the conduct or operation of the Business, together with all rights of such Seller against suppliers of such inventories (the "Inventory");

                (iv) Accounts Receivable. All trade accounts receivable and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of Sellers with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

                (v) Tangible Personal Property. All furniture, appliances, fixtures and furnishings (including those in the existing display houses or houses under construction), equipment, machinery, architectural and engineering plans, specifications, drawings, surveys, tests, studies, and other tangible personal property (other than Inventory and Vehicles), in each case owned by any Seller and used in the conduct or operation of the Business, including the items listed in Schedule 1.01(a)(v) (the "Tangible Personal Property");

                (vi) Personal Property Leases. Subject to Section 1.08, the leases of Tangible Personal Property described in Schedule 1.01(a)(vi), together with any options to purchase the underlying property (the "Personal Property Leases");

                (vii) Business Contracts. Subject to Section 1.08, the Contracts listed on Schedule 1.01(a)(vii) and all Contracts entered into in the ordinary course of the Business by any Seller after the date hereof and prior to the Closing Date (the "Business Contracts");

                (viii) Prepaid Expenses. All prepaid expenses relating to the Business;

                (ix) Intangible Personal Property. All Intellectual Property (including the "Whittaker Homes" name and logo, and all variations and derivations thereof) owned by any Seller or, to the extent assignable under the terms thereof, in which any Seller has an interest and used in the conduct or operation of the Business (including each Seller's


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                                      -3-


        goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining thereto, including the items listed in Schedule 1.01(a)(ix), but excluding the Retained Intellectual Property (the "Transferred Intellectual Property");

                (x) Licenses. To the extent their transfer is permitted under applicable Laws and subject to Section 1.08, all Licenses utilized in the conduct of the Business which are listed in Schedule 1.01(a)(x) (the "Business Licenses");

                (xi) Vehicles. All motor vehicles owned or leased by any Seller and used in the conduct of the Business, including those which are listed in Schedule 1.01(a)(xi) (the "Vehicles");

                (xii) Deposits. All deposits made by any third Person to or for the benefit of any Seller, or made by any Seller to or for the benefit of any third Person, under any Real Property Lease, Personal Property Lease, Business Contract or Escrow Agreement, including all earnest money and construction deposit amounts (the "Deposits"); provided, that if the State of Missouri does not permit Purchaser to substitute the $575,000 cash escrow held in its favor relating to workers compensation liabilities, then such cash escrow shall be an Excluded Asset to the extent Purchaser does not receive the benefit thereof;

                (xiii) L&C Assets. Subject to Section 1.08, all rights and benefits of L&C under (A) title insurance orders with regard to the homes listed on Schedule 1.01(a)(xiii) and (B) title insurance orders accepted in the ordinary course after the date hereof and prior to the Closing Date (the "L&C Assets");

                (xiv) Books and Records. All Books and Records used in the conduct of the Business or otherwise relating to the Assets, other than the Excluded Books and Records (the "Business Books and Records");

                (xv)    Escrow Agreements. The Escrow Agreements listed on
        Schedule 1.01(a)(xv) (the "Escrow Agreements");

                (xvi) Goodwill. All goodwill associated with the Business and the Assets;

                (xvii) Claims. All claims, rights and causes of action against third parties to the extent they relate to any Assets or Assumed Liabilities; and

                (xviii) Cash. Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, but excluding any of the foregoing which are Deposits ("Cash").


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                                      -4-


                (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Sellers (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                (i) Tax Refunds. All refunds or credits, if any, of taxes due to or from Sellers;

                (ii) Excluded Books and Records. The minute books, stock transfer books and corporate seal of Sellers and any other Books and Records relating to the Excluded Assets or the Retained Liabilities (the "Excluded Books and Records");

                (iii) Intellectual Property. All of Sellers' and their Affiliates' right, title and interest in, to and under (A) the name "Fortress" and the Fortress logo, and (B) the Intellectual Property listed on Schedule 1.01(b)(iii) (the "Retained Intellectual Property"); and

                (iv)    Sellers' rights under this Agreement.

                1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Sellers (without duplication) arising in connection with the operation of the Business or relating to the Assets, as the same shall exist on the Closing Date, (collectively, the "Assumed Liabilities"):

                (i) Real Property Lease Obligations. All obligations of Sellers under the Real Property Leases arising and to be performed on or after the Closing Date, and excluding any obligations thereunder arising or to be performed prior to the Closing Date;

                (ii) Accounts Payable. All obligations of Sellers with respect to accounts payable and accrued construction liabilities, but only to the extent included in the calculation of Final Tangible Net Worth (the "Accounts Payable");

                (iii) Personal Property Lease Obligations. All obligations of Sellers under the Personal Property Leases arising and to be performed on or after the Closing Date, and excluding any obligations thereunder arising or to be performed prior to the Closing Date;

                (iv) Obligations under Contracts and Licenses. All obligations of Sellers under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, and excluding any obligations thereunder arising or to be performed prior to the Closing Date;

                (v) Obligations Under Escrow Agreements. All obligations of Sellers under the Escrow Agreements arising and to be performed on or after the Closing Date, and excluding any obligation thereunder arising or to be performed prior to the Closing Date;


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                                      -5-


                (vi) Customer Warranty and Product Liabilities. All customer warranty and product liability claims and other similar claims to the extent and only to the extent provided for in Section 7.02;

                (vii) Deposits. Deposits owed to third Persons, but only to the extent included in the calculation of Final Tangible Net Worth;

                (viii) Environmental Obligations. All obligations of Sellers for the matters set forth in Schedule 2.15 or identified in the Environmental Reports listed in Schedule 2.15, to the extent such matters relate to the Owned Real Property (the "Disclosed Environmental Matters");

                (ix) Accrued Expenses. All obligations of Sellers with respect to accrued expenses, but only to the extent included in the calculation of Final Tangible Net Worth;

                (x) Torts, Etc. All Liabilities of Sellers arising out of or as a consequence of: (a) injury or death of any individual as a consequence of any event occurring prior to the Closing; (b) damage to the property of any third Person as a consequence of any event occurring prior to the Closing; or (c) any worker's compensation claims relating to occurrences prior to the Closing, which are in the case of each of
        (a), (b) or (c) disclosed on Schedule 1.02(a)(x) (the "Disclosed Tort Liabilities"), but only to the extent included in the calculation of Final Tangible Net Worth; and

                (xi) L&C Obligations. All obligations of L&C under the title insurance orders included in the L&C Assets.

                (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser and Sellers agree that Purchaser shall not assume any Liabilities of any Seller of any kind (the "Retained Liabilities"), including without limitation all items disclosed on Schedule 2.06 hereto. Sellers shall discharge in a timely manner or shall make adequate provision for the Retained Liabilities, provided that Sellers shall have the ability to contest any such claim of liability asserted in respect thereof by any Person other than Purchaser.

                1.03 Purchase Price; Allocation (a) Purchase Price. The aggregate purchase price for the Assets (the "Purchase Price") shall be an amount equal to (x) the Final Tangible Net Worth less (y) if the Closing shall occur on or prior to June 15, 2001, $2,150,000 or, if the Closing shall occur on or following June 28, 2001, the sum of (A) $2,500,000 and (B) the amount by which the "retained earnings" of the Business increased during the period beginning on June 1, 2001 and ending on the Closing Date by more than $700,000 (the amount determined in accordance with this clause (y) being herein referred to as the "Discount Amount"), payable in immediately available United States funds in the manner and at the times provided in Sections 1.04, 1.05 and 1.06.

                (b) Allocation of Purchase Price. The Purchase Price is to be allocated among the Assets as Purchaser and Sellers may mutually agree, and Purchaser and Sellers hereby agree to negotiate in good faith to arrive at such an allocation prior to the Closing Date. If Purchaser


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                                      -6-


and Sellers agree to such an allocation, such allocation is binding on the parties for all purposes. Each party hereto agrees to report to all appropriate Governmental or Regulatory Authorities any attendant gain or other tax item consistent with such allocation. If, in spite of such good faith negotiations, Purchaser and Sellers are unable to agree to such an allocation on or before the Closing Date, the Closing will not be affected thereby. Rather, each party will be free to allocate the Purchase Price as such party determines in its sole discretion, and any such allocation will not be binding on the other parties.

                (c) Adjustments to the Purchase Price. The Purchase Price will be adjusted as of the Closing (without duplication for amounts included in the Final Tangible Net Worth) for: (i) real estate taxes with respect to the Owned Real Property, prorated as of the Closing Date; (ii)water and sewer service charges, if any, and charges for gas, electricity, telephone and all other public utilities, prorated as of the Closing Date; and (iii) prepaid and accrued expenses under the Business Contracts, Real Property Leases and Personal Property Leases.

                1.04 Deposit Amount. Upon execution of this Agreement, Purchaser will pay to the Escrow Agent an amount in cash equal to $250,000 (the "Deposit Amount"), payable by wire transfer of immediately available funds to Forrest Walpole, Esq., as escrow agent (the "Escrow Agent"), under an escrow agreement to be entered into on the date hereof by Sellers, Purchaser and the Escrow Agent, in the form of Exhibit A hereto (the "Escrow Agreement"). At the Closing, the Escrow Agent shall deliver the Deposit Amount to Sellers, and Sellers shall apply the Deposit Amount towards payment of the Purchase Price.

                1.05 Closing. The Closing will take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay to Sellers an amount (the "Closing Date Payment") equal to
(x) Sellers' good faith estimate of the Final Tangible Net Worth, which shall be set forth on a balance sheet of the Business as of the Closing Date, which shall be prepared by Sellers and derived from and supported by the April 30 Balance Sheet (a copy of which has previously been provided to Purchaser), less (y) the sum of (i) the Deposit Amount and (ii) the applicable Discount Amount, by wire transfer of immediately available funds to the account of Sellers listed in
Section 10.01. In addition, the Escrow Agent will pay the Deposit Amount to Sellers. Simultaneously, (a) Sellers will assign and transfer to Purchaser all of their right, title and interest in and to the Assets (in each case free and clear of all Liens, other than Permitted Liens) by delivery of (i) special warranty deeds in proper statutory form for recording the conveyance of title to the Owned Real Property to Purchaser, and (ii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the other Assets (the instruments referred to in clauses
(i) and (ii) being collectively referred to herein as the "Assignment Instruments"), (b) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of such good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel (the "Assumption Instruments"), and (c) Sellers, Purchaser and Sellers' parent, The Fortress Group, Inc., ("Fortress") shall enter into a transition services agreement, substantially in the form of Exhibit B hereto, governing the provision by Sellers to Purchaser of management information and other services for the periods contemplated therein (the "Transition Agreement"). At the Closing, there shall also be delivered to Sellers and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Article V.

                1.06 Tangible Net Worth Determination. (a) Within 45 days following the Closing Date, Purchaser and its independent public accountants ("Purchaser's Accountants") shall prepare and deliver to Sellers an unaudited balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") together with a certificate of Purchaser (the "Closing Date Certificate"), which shall set forth the Tangible Net Worth as of the Closing Date (the "Closing Date Tangible Net Worth") as determined from and supported by the Closing Date Balance Sheet. The Closing Date Balance Sheet shall (i) be prepared in accordance with GAAP from the Books and Records of the Business (except that the parties hereby agree that the aggregate amount of the customer warranty reserve shall be equal to $200,000) and (ii) be prepared consistent with the preparation of (including containing the same line item categories as those contained in) the April 30 Balance Sheet. In connection with Purchaser's preparation of the Closing Date Balance Sheet, it shall conduct a physical count of the inventory of RRKTG it being agreed that the result of such physical count will in no event cause the value of the RRKTG inventory to be deemed greater than the value set forth for such inventory on the balance sheet delivered by Sellers pursuant to the second sentence of Section 1.05. Sellers and their independent public accountants ("Sellers' Accountants") may participate in and observe the preparation of the Closing Date Balance Sheet and the physical count of the inventory of RRKTG. Purchaser and Purchaser's Accountants shall make all of their work papers and other relevant documents in connection with the preparation of the Closing Date Balance Sheet available to Sellers and Sellers' Accountants, and shall make the persons in charge of the preparation of the Closing Date Balance Sheet available for reasonable inquiry by Sellers and Sellers' Accountants.

                (b) Sellers may dispute items reflected in the calculation of Closing Date Tangible Net Worth. Unless Sellers deliver written notice to Purchaser as set forth in the next sentence, Sellers will be deemed to have accepted and agreed to the calculation of the Closing Date Tangible Net Worth. Sellers shall notify Purchaser in writing within thirty days following receipt of the Closing Date Certificate if they do not agree with the Closing Date Tangible Net Worth set forth therein, in which case Sellers' and Sellers Accountants, on the one hand, and Purchaser and Purchaser's Accountants, on the other, will use good faith efforts during the ten-day period following the date Sellers so notify Purchaser to resolve any differences they may have as to the Closing Date Tangible Net Worth. Such written notice will identify with reasonable specificity the calculations with which Sellers disagree or other bases for such disagreement. If Sellers and Purchaser cannot reach agreement during such ten-day period, their disagreements shall be promptly submitted to an independent, nationally-recognized public accounting firm jointly selected by Sellers' Accountants and Purchaser's Accountants (the "Independent Accountant"), which shall determine the Closing Date Tangible Net Worth. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Sellers and Purchaser have not reached agreement pursuant to the preceding sentence and based solely on the provisions of this Section 1.06(b) and the presentations by Sellers and

Purchaser, and not by independent review. The Independent Accountant's determination of the Closing Date Tangible Net Worth, which shall be completed as promptly as practicable but in no event later than 30 days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of the Sellers and Purchaser for purposes of this Section 1.06.

                (c) In the event that (x) the Closing Date Tangible Net Worth determined in accordance with subparagraphs (a) and (b) of this Section 1.06, as the case may be (the "Final Tangible Net Worth") less (y) the sum of
(i) the Deposit Amount and (ii) the applicable Discount Amount is less than the Closing Date Payment (such amount being herein referred to as the "Net Worth Deficiency"), then Sellers shall, promptly (but no later than two Business Days) following the date of determination of the Final Tangible Net Worth (the "Determination Date"), pay to Purchaser the amount of the Net Worth Deficiency, together with interest thereon, for the period from and including the Closing Date to but excluding the date of payment of the Net Worth Deficiency, at an annual rate equal to the Prime Rate. In the event that (x) the Final Tangible Net Worth less (y) the sum of (i) the Deposit Amount and (ii) the applicable Discount Amount is greater than the Closing Date Payment (such amount being herein referred to as the "Net Worth Excess"), Purchaser shall, promptly (but no later than two Business Days) following the Determination Date, pay to Sellers the amount of the Net Worth Excess.

                1.07 Further Assurances; Post-Closing Cooperation(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and to transfer to Purchaser the applicable unemployment tax accounts to the extent permitted by the States of Missouri or Illinois.

                (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours and upon reasonable notice and at the requesting party's expense, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any Governmental or Regulatory Authority, or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 10.05.

                (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraphs (b) and (c) of this Section shall be subject to applicable rules relating to discovery, but only to the extent that such information, documents or records are the subject of or material to such litigation or arbitration.

                1.08 Third-Party Consents. To the extent that any Real Property Lease, Personal Property Lease, Business License or Business Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Sellers and Purchaser shall use their commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Real Property Lease, Personal Property Lease, Business License or Business Contract to Purchaser. If any such consent shall not be obtained on or prior to the Closing Date, Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Real Property Lease, Personal Property Lease, Business License or Business Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

                2.01 Corporate Existence of Sellers. Each Seller is a corporation or limited liability company validly existing and in good standing in the jurisdictions described in Schedule 2.01, and has full power and authority to conduct the Business as and to the extent now conducted by it and to own, use and lease its Assets and Properties. Such Schedule also sets forth the chief executive office of each Seller, together with the locations at which the Business is conducted.

                2.02 Authority. Each Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated to be consummated by it hereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by each Seller of this

Agreement and the performance by each Seller of its obligations hereunder, have been duly and validly authorized by the Board of Directors and stockholders of the corporate Sellers and the members and managers of the limited liability company Sellers, no other action on the part of the Sellers being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

                2.03 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated to be consummated by it hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation, limited liability company agreement, certificate of incorporation or by-laws (or other comparable organizational documents) of such Seller;

                (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.04, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not individually or in the aggregate reasonably be expected to have a material adverse effect on the Condition of the Business (ii) as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

                (c) except as disclosed in Schedule 2.03 or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Condition of the Business, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a right of termination, forfeiture or default under, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon such Seller or any of its Assets or Properties under, any Contract or License to which such Seller is a party or by which any of its Assets and Properties is bound.

                2.04 Governmental Approvals and Filings. Except as disclosed in Schedule 2.04, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to have a material adverse effect on the Condition of the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

                2.05 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Sellers have delivered to Purchaser copies of (i) the unaudited balance sheet of the Business as of December 31, 2000, and the related unaudited statement of operations for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of the Business as of April 30, 2001 (the "April 30 Balance Sheet"), and the related unaudited consolidated statement of operations for the four-month period then ended (collectively, the "Financial Statements"). The Financial Statements were
(i) prepared in accordance with GAAP, (ii) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby, and
(iii) were compiled from the Books and Records of Sellers regularly maintained by management and used to prepare the Financial Statements in accordance with the principles stated herein.

                (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Schedule 2.05(b), since December 31, 2000, the Business has been operated in all material respects in the ordinary course and there has not been any material adverse change in the Condition of the Business, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Business but also affect other Persons who participate or are engaged in lines of business similar to the Business. Without limiting the generality of the foregoing, except as set forth on Schedule 2.05(b), since December 31, 2000 there has not been any: (i) purchase by Sellers of any real property or other capital assets in excess of $ 25,000 individually or $100,000 in the aggregate, nor has any Seller entered into any agreement to purchase such real property or other capital assets, other than as listed on Schedule 1.01(a)(i) or Schedule 1.01(a)(vii), or as has been sold in the ordinary course since such date; (ii) material change in the conduct of the Business, or any change in Sellers' method of purchase, sale, lease, promotion or operation, or any material delay or postponement of the payment of accounts payable or other liabilities; or (iii) change in the method of accounting or accounting policies of Sellers, other than those required by GAAP.

                (c) As of the date hereof, there are no Liabilities of Sellers relating to the Business, except as set forth on the April 30 Balance Sheet, and except for Liabilities not required under GAAP to be set forth thereon and Liabilities incurred in the ordinary course of business since April 30, 2001 and the Assumed Liabilities.

                2.06    Legal Proceedings. Except as disclosed in Schedule 2.06:

                (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, or affecting any Seller with respect to the Business or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement;

                (b) there are no Orders outstanding against any Seller affecting the Business or any of its Assets and Properties; and

                (c) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against any Asset or any Seller or any of its properties or its directors, officers or employees (in their capacities as such), nor, to the Knowledge of Sellers, is there any valid basis for any such Action or Proceeding.

                2.07 Compliance With Laws and Orders. There are no material violations of or defaults under any Law or Order applicable to the Business or the Assets, except as disclosed in Schedule 2.07.

                2.08 ERISA. (a) Except as set forth on Schedule 2.08, in connection with the Business, Sellers do not have outstanding and are not a party to or subject to liability under: (i) any agreement, arrangement, plan or policy that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchaser, phantom stock, health, welfare, or incentive plans; or (B) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement ((i) and (ii) together, the "Plans" and each item thereunder, a "Plan").

                (b) No Liens have arisen on any Assets pursuant to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA. Each Plan is in material compliance with all applicable Laws and Orders.

                2.09 Real Property. (a) Schedule 1.01(a)(i) contains a true and correct list of each parcel of real property owned by each Seller as of the date hereof and used in connection with the Business, and Schedule 1.01(a)(ii) contains a true and correct list of each parcel of real property leased by each Seller and used in connection with the Business. Schedule 2.09(a) sets forth the current development status of each unit or phase of each residential project owned by any Seller as of the date hereof, and whether development of such unit or phase is being or was done by such Seller or a third party developer.

                (b) Except as disclosed in Schedule 2.09(b), Sellers are in possession of all Real Property and have not entered into any agreement relating to the Owned Real Property which would affect title.

                (c) Each Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties subject to the Real Property Leases to which it is a party for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Seller and, to the Knowledge of Sellers, of each other Person that is a party thereto, and except as set forth in Schedule 2.09(c), there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder. The Real Property Leases have not been modified or amended except as disclosed on Schedule 1.01(a)(ii). Sellers have delivered or caused to be delivered to Purchaser complete copies of each Real Property Lease (including all amendments thereto). Other than the Real Property Leases, no Seller is a lessee or lessor or sublessee or sublessor of any real property used in or necessary to the operation of the Business. There are no setoffs or counterclaims asserted by or, to the Knowledge of Sellers, against any Seller with respect to any of the Real Property Leases. Except as disclosed on Schedule 2.09(c), (i) no rent has been paid by or on behalf of the tenant under any Real Property Lease more than 30 days in advance and (ii) none of the Real Property Leases are the result of a sale-leaseback transaction consummated by any Seller or by any Affiliate of any Seller.

                (d) All special assessments with respect to the Real Property which were due and payable prior to the date hereof have been paid in full.

                (e) The Owned Real Property is in material compliance with all building, fire, zoning and other ordinances and regulations applicable thereto and the use and condition thereof do not violate in any material respects any deed restrictions or other material covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances.

                (f) To the Knowledge of Sellers, as of the date hereof, the Owned Real Property constituting improvements and constructed during Seller's period of ownership does not encroach on property boundary lines, easements or setbacks (and, as to improvements not yet completed but whose plans were prepared during Seller's period of ownership, completion of said improvements in accordance with the applicable building plans will not result in any such encroachments). As of the date hereof, Sellers have not entered into any agreements affecting title with respect to the Owned Real Property other than as set forth on the Preliminary Title Reports.

                2.10 Tangible Personal Property. Sellers are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used in the Business. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Schedule 2.10, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

                2.11 Intellectual Property Rights. Schedule 1.01(a)(ix) discloses all Intellectual Property used in or necessary to the operation of the Business and, individually or in the aggregate with other such Intellectual Property, material to the Condition of the Business, each of which a Seller either has all right, title and interest in or valid and binding rights under Contract to use. No Seller is infringing any Intellectual Property of any other Person. None of the Transferred Intellectual Property has given rise to any written claim by any third party that any Seller has infringed the rights of any other Person. No Person will be entitled to charge Purchaser a royalty or similar fee for the right to use any of the Transferred Intellectual Property after the Closing.

                2.12 Contracts. (a) Schedule 1.01(a)(vii) (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts relating to the Business to which any Seller is a party as of the date hereof:

                (i) all Contracts pursuant to which any Seller is obligated to or has an option to purchase any developed or undeveloped real property;

                (ii) all Contracts relating to the sale of homes, whether or not under development as of the Closing Date or relating to the sale of any of the Owned Real Property;

                (iii) all Contracts with distributors, dealers, suppliers or manufacturer's representatives with whom any Seller deals in connection with the Business;

                (iv) all partnership, joint venture, shareholders' or other similar Contracts or limited liability company operating agreement with any Person in connection with the Business;

                (v) all Contracts (excluding benefit plans) providing for a commitment of employment or consultation services for any Employee, and all Contracts with any labor union representing any of the Employees;

                (vi) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of any Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or materially limiting the ability of any Person to compete with any Seller in connection with the Business;

                (vii) all Contracts relating to the future disposition or acquisition of any Assets; and

                (viii) all other Contracts of Sellers relating to the Business and not otherwise described in clauses (i) through (vii) above, including without limitation the Loan Agreements referenced in Section 5.02(i).

                (b) Each Contract listed on Schedule 1.01(a)(vii) and each Personal Property Lease is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each Seller and, to the Knowledge of Sellers, of each other party thereto; and except as disclosed in Schedule 2.12(b) neither any Seller nor, to the Knowledge of Sellers, any other party to such Contract or Personal Property Lease is in violation or breach of or default under any such Contract or Personal Property Lease in any material respect. Such Contracts or Personal Property Leases have not been modified or amended except as disclosed on Schedule 1.01(a)(vii). Sellers have delivered or caused to be delivered to Purchaser complete copies of each such Contract or Personal Property Lease (including all amendments thereto). Except as disclosed in Schedule 2.12(b), there are no setoffs or counterclaims asserted by or, to the Knowledge of Sellers, against any Seller with respect to any such Contract.

                2.13 Licenses. Schedule 1.01(a)(x) contains a true and complete list of all material Licenses used in the Business. No Seller is in default under any Business License in any material respect. Complete copies of such Licenses have been previously delivered by or on behalf of Sellers to Purchaser or shall be so delivered prior to the Closing Date.

                2.14 Labor Relations. (a) Set forth on Schedule 2.14 is a list of each collective bargaining agreement to which any Seller is a party (the "CBAs"). Neither any Seller, nor, to the Knowledge of Sellers, the collective bargaining unit party thereto, is in violation or breach of, or in default under, any CBA. Except for the CBAs, to the Knowledge of Sellers, there is not presently pending or existing any attempts to organize a union for any of the employees engaged in the Business.

                (b) Since March 1, 2000, there has been no general increase in the salary, wages or other compensation of any Employee, other than increases in the ordinary course of business consistent with past practice and increases provided for pursuant to the CBAs.

                (c) Except as set forth on Schedule 2.14(c), no Seller has any employment or consulting agreement or other contract with any Employee except the CBA.

                (d) There is no written or material oral unfair labor practice complaint against any Seller pending before the National Labor Relations Board or other agency. There is no written or material oral claim or charge against any Seller or the Business before the Equal Employment Opportunity Commission or similar state agency. No written or material oral grievance or arbitration is pending or, to the Knowledge of Sellers, threatened against any Seller relating to the Business. Except as disclosed on Schedule 2.14(d), no Employee, and no former employee of the Business, has made any written or material oral claim against any Seller which has not been resolved.

                2.15 Environmental Reports. (a) Prior to the date hereof, Sellers have delivered to Purchaser all written environmental studies, audits, tests, analyses or other reports (the "Environmental Reports") prepared or conducted by, or that are in the possession of, any Seller in relation to any site or facility now owned, operated or leased by any Seller, including the Owned Real Property. A description of each Environmental Report is attached to
Schedule 2.15 hereto.

                (b) Except as set forth on Schedule 2.15 or in the Environmental Reports, (i) there are no pending or, to the Knowledge of Sellers, threatened Actions or Proceedings which involve environmental claims against any Seller relating to the Business; (ii) to the Knowledge of Sellers, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such claim; (iii) neither the Business nor the conduct or operation thereof, nor the ownership or use of the Assets, violates Environmental Laws, except, and no condition or event has occurred with respect to the Business or Assets which, with the giving of notice, lapse of time or both, would constitute a violation of Environmental Laws nor do any of the Sellers have any liability under any Environmental Laws; (iv) no Seller nor any Affiliate of any Seller has received any written notice from any Person that the Business (or the operation thereof) or any of the Assets are in violation of any Environmental Law, or that any Seller or any Affiliate of any Seller is responsible (or potentially responsible) for the cleanup of any Hazardous Material at, on or beneath any part of the Owned Real Property or the Leased Real Property, or at, on or beneath any land adjacent thereto; (v) no part of any of the Owned Real Property has been listed, or to the Knowledge of Sellers, proposed for listing, on the National Priorities List of the United

States Environmental Protection Agency or, to the Knowledge of Sellers, any listing maintained by any state or local regulatory agency of sites where Hazardous Material releases might have occurred or Hazardous Material conditions might exist; and (vi) no Seller nor any Affiliate of any Seller has filed any notice under any Environmental Law with respect to any of the Real Property indicating past or present on-site treatment, storage or disposal of Hazardous Material or reporting a spill or release of Hazardous Material into the environment.

                2.16 Surveys. Sellers have delivered or made available to Purchaser a recorded plat on each parcel of Owned Real Property that has been finally platted, a preliminary plat on each parcel that has been preliminarily platted and, such surveys of the Owned Real Property that has been preliminarily platted but not finally platted as each Seller possesses.

                2.17 Brokers. Except for Michael P. Kahn & Associates, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser or any of the Assets for a finder's fee, brokerage commission or similar payment.

                2.18 L&C Assets. The L&C Assets listed on Schedule 1.01(a)(xiii) constitute all title insurance orders pending as of the date hereof with any of the Sellers with respect to all of the Owned Real Property included in the Assets.

                2.19    Escrow Agreements. Set forth on Schedule 1.01(a)(xv) is
(a) a complete description of all Escrow Agreements entered into between any Seller and any Governmental or Regulatory Authority as of the date hereof with respect to: (i) the completion of subdivision improvements, roadways, storm and sanitary sewers and siltration control; (ii) grading; and (iii) compliance with soil erosion ordinances and (b) a complete list of all Deposits, bonds, letters of credit and bank guarantee letters made or posted by any Seller under each Escrow Agreement and the outstanding balance of each Deposit, bond, letter of credit and bank guarantee letter as of the date hereof.

                2.20 Entire Business. Subject to Section 1.08, the sale of the Assets by Sellers to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Sellers in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets).

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                Purchaser hereby represent and warrant to Sellers as follows:

                3.01 Existence. Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Missouri. Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                3.02 Authority. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the members and managers of Purchaser, no other action on the part of Purchaser or its owners being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated to be consummated by Purchaser hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation and operating agreement of Purchaser;

                (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

                (c) except, as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

                3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

                3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                                    COVENANTS

                4.01 Cooperation. From and after the date hereof and until the Closing Date, Sellers and Purchaser shall cooperate fully with each other in furnishing any information or performing any action requested by the other party which is reasonably necessary to the timely and successful consummation of the transactions contemplated by this Agreement.

                4.02 Regulatory and Other Approvals. From and after the date hereof and until the Closing Date, Sellers and Purchaser shall (a) use commercially reasonable efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person to consummate the transactions contemplated hereby, including without limitation those described in Schedules 2.03 and 2.04,
(b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(c) provide reasonable cooperation to each other in connection with their performance of their obligations under this Section 4.02.

                4.03 Investigation by Purchaser. Sellers will (a) provide Purchaser and its counsel, accountants, financial advisors and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the Employees, to Sellers' accountants and to the Assets, but only to the extent that such access does not unreasonably interfere with the Business and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Business Licenses, and other Business Books and Records) concerning the Business, the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Sellers or by which any of their Assets and Properties are bound.

                4.04 Conduct of Business. From and after the date hereof and until Closing, Sellers will conduct the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Sellers will, prior to the Closing Date (unless the prior written consent of Purchaser is obtained), refrain from (i) purchasing any real property or other capital assets in excess of $25,000 individually or $100,000 in the aggregate, or entering into any agreement to purchase such real property or other capital assets; (ii) materially changing the conduct of the Business, or changing Sellers' method of purchase, sale, lease, promotion or operation, or materially delaying or postponing the payment of accounts payable or other liabilities;
(iii) changing the method of accounting or accounting policies of Sellers, other than those required by GAAP; (iv) increasing the compensation of any of the Employees; or (v) declaring or paying any dividend on or making other distributions in respect of their capital stock, or making any payments to an Affiliate of Sellers other than payments for services rendered in the ordinary course consistent with past practice.

                4.05 Fulfillment of Conditions. Sellers and Purchaser will execute and deliver at the Closing each certificate, document and instrument that Sellers and Purchaser are required hereby to execute and deliver as a condition to the Closing, will each take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other's conditions to the obligations of the other contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Without limiting the foregoing, Purchaser shall in good faith take all commercially reasonable steps necessary to obtain the financing referred to in Section 5.01(k).

                4.06 Exclusive Negotiation; Protection of Confidential Information. Sellers acknowledge and agree that as of the execution of this Agreement, they have terminated all discussions and negotiations with all parties other than Purchaser with respect to the potential acquisition of any portion or all of the Business (other than the sale of homes, lumber or other inventory in the ordinary course), and that they will not initiate, solicit, renew or enter into any further discussions or negotiations, or provide any further information, with respect thereto unless and until this Agreement is terminated. Sellers further represent that no confidential or proprietary information concerning the Business has been provided to any third party except pursuant to an appropriate confidentiality agreement, and agree that pursuant to each such confidentiality agreement they will, at the request of Purchaser, demand the return of and/or destruction of any such confidential or proprietary information previously provided to such third parties. Further, Sellers agree to hold in confidence, and following the Closing not to use in any way (other than as contemplated under Section 1.08), such confidential or proprietary information.

                4.07 Mortgage Services. Purchaser and Sellers agree that they shall negotiate in good faith regarding the provision by Fortress Mortgage, Inc. of mortgage-related services to Purchaser and its Affiliates with respect to the Business, and shall use commercially reasonable efforts to enter into mutually agreeable documentation with respect thereto on or prior to the Closing Date.

                4.08 Escrow Agreements. Purchaser shall use its commercially reasonable efforts to cause the deposits, letter of credits and bank guarantee letters issued under the Escrow Agreements on behalf of Sellers to be replaced as of the Closing Date. In the event that the other party to any Escrow Agreement does not consent to such replacement, Purchaser shall indemnify and hold Sellers harmless from and against any payments made under such deposits, letter of credits and bank guarantee letters following the Closing Date.

                                    ARTICLE V

                                   CONDITIONS

                5.01 Conditions of Purchaser. The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before Closing, of the each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion);

                (a) Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date except in the case of the representations and warranties of Sellers contained herein that are specifically qualified by a reference to "material", "immaterial", "materially adverse", "material adverse effect" or similar qualification, which representations and warranties shall have been true and correct (taking into account such specific qualification) as though made on and as of the Closing Date.

                (b) Performance. Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

                (c) Officers' Certificates. Sellers shall have delivered to Purchaser a certificate confirming the satisfaction of the conditions set forth in Section 5.01(a) and (b). Additionally, each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Seller, which shall include, (i) copies of certificates of formation, limited liability company agreements, certificates of incorporation, by-laws or other organizational documents of each Seller, (ii) copies of resolutions of the board of directors or board of managers of such Seller approving the execution, delivery, and performance of this Agreement, and
(iii) incumbency certificates setting forth the names, offices, and signatures of all of the officers or members signing on behalf of such Seller.

                (d) Orders and Laws. There shall not be in effect on the Closing Date any Order or Law enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                (e) Regulatory Consent and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

                (f) Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 5.01(f) shall have been obtained and shall be in full force and effect.

                (g) Escrow Agreement. Sellers and the Escrow Agent shall have entered into the Escrow Agreement.

                (h) Assignment Instruments. Sellers shall have executed and delivered to Purchaser the Assignment Instruments.

                (i) Transition Agreement. Fortress shall have executed and delivered to Purchaser the Transition Agreement.

                (j) Title Policy. Except as contemplated by the penultimate sentence of Section 7.03(a), Sellers shall have caused to be issued the Title Policy to Purchaser as contemplated by Section 7.03(b).

                (k) Financing. Purchaser shall have obtained financing on terms and conditions reasonably acceptable to it in an amount not less than $17 million, plus any portion of the Loan Agreements required to be refinanced by the Purchaser as contemplated by Section 5.02(i) below.

                5.02 Conditions of Sellers. The obligations of Sellers hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

                (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

                (b) Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                (c) Officers' Certificates. Purchaser shall have delivered to Sellers a certificate confirming the satisfaction of the conditions set forth in Section 5.02(a) and (b). Additionally, Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, which shall include, (i) copies of the certificate of formation and limited liability company agreement of Purchaser,
(ii) copies of resolutions of the board of managers of Purchaser approving the execution, delivery, and performance of this Agreement, and (iii) incumbency certificates setting forth the names, offices, and signatures of all of the officers or members signing on behalf of Purchaser.

                (d) Opinion of Financial Advisor. Sellers shall have received a written opinion of an investment banking firm, which is satisfactory in form and substance to the Board of Directors of Fortress in its sole discretion, to the effect that, as of the date of such opinion, the Purchase Price consideration to be received in the transaction is fair to Sellers, to Fortress and its stockholders from a financial point of view.

                (e) Orders and Laws There shall not be in effect on the Closing Date any Order or Law enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                (f) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

                (g) Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 5.01(f) shall have been obtained and shall be in full force and effect.

                (h) Assumption Instruments. Purchaser shall have executed and delivered to Sellers the Assumption Instruments.

                (i) Financing. Each of the banks listed on Schedule 1.01(a)(vii) shall have consented to the assignment by Sellers to Purchaser of the existing loans agreements with such banks (which agreements are listed on such Schedule under the heading "Loan Agreements"), pursuant to which Purchaser shall assume all liabilities and obligations of Seller thereunder and/or Purchaser shall have paid off all amounts due and owing to such banks under such agreements, and such banks shall have delivered to Sellers release and discharge letters with respect thereto in form and substance satisfactory to Sellers.


                                   ARTICLE VI

                               SURVIVAL; INDEMNITY

                6.01 Survival of Representations, Warranties, Covenants and Agreements. (a) The representations and warranties of Sellers and Purchaser contained in this Agreement, and a claim for indemnification under Section 6.02(a)(i) or Section 6.02(b)(i) relating to such representations and warranties, will survive the Closing until the second anniversary of the Closing Date, except that any such representation, warranty or claim for indemnification that would otherwise terminate will continue to survive if an Indemnity Notice shall have been timely given on or prior to such date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in
Article VI. The covenants and agreements of the parties herein (except as limited in the first sentence of this paragraph with respect to Section 6.02(a)(i) or Section 6.02(b)(i)) will survive the Closing until the expiration of the applicable statutes of limitation.

                (b) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Sellers are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets or other properties of the Business, except those representations and warranties contained in this Agreement. In particular, Sellers make no representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Business which has been provided to Purchaser. With respect to any such projection or forecast delivered by or on behalf of Sellers to Purchaser, Purchaser acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) they are familiar with such uncertainties, (iii) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to them and (iv) they shall have no claim against Sellers with respect thereto.

                6.02 Indemnification. (a) Subject to paragraph (c) of this Section and the other Sections of this Article VI, Sellers shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or, arising out of (i) any breach of a representation or warranty on the part of Sellers contained in this Agreement (determined in all cases as if the terms or phrase "material", "immaterial", "materially adverse", or "material adverse effect" or similar qualification were not included therein), (ii) the nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement or (iii) a Retained Liability.

                (b) Subject to the other Sections of this Article VI, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or, arising out of (i) any breach of a representation or warranty on the part of Purchaser contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, or (iii) an Assumed Liability.

                (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a)(i) of Section 6.02:

                (i) (A) unless, until and then only to the extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $175,000 in the aggregate; (B) unless the Purchaser Indemnified Parties have received payments in respect of claims made under such paragraph
        (a)(i) of $5,000,000 or less in the aggregate; and (C) unless the Indemnified Party has given the Indemnifying Party an Indemnity Notice with respect to such claim prior to the second anniversary of the Closing Date;

                (d) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Section 6.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any of its Affiliates (a "Third Party Claim"), then such Indemnified Party shall give written notice (accompanied by a copy of all papers served, if any) to the Indemnifying Party of such Third Party Claim, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 6.02, except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, and provided that the Indemnifying Party does not dispute its liability to the Indemnified Party with respect to such Third Party Claim, the Indemnifying Party will have the right to assume and control the defense of such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party, but only with the consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, provided that such settlement otherwise complies with the provisions of this Section. After the delivery by the Indemnifying Party to the Indemnified Party of a notice of election to assume and control the defense of such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense of such Third Party Claim; provided that the Indemnified Party may participate in such defense at the Indemnified Party's expense. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim. Unless otherwise agreed to by the Indemnified Party: (i) no settlement under this Section may require a payment by the Indemnified Party or contain an admission of liability on the part of an Indemnified Party; and (ii) all settlements under this Section must effect a complete release of the Indemnified Party with respect to the Third Party Claim.

                (e) In the event of any claim or demand, including Third Party Claims, in respect of which an Indemnified Party might seek indemnity under this Section 6.02, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent (and only to the extent) that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within 30 days following its receipt of such Indemnity Notice (the "Dispute Period") as to whether the Indemnifying Party disputes its liability to the Indemnified Party hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 6.02 and the Indemnifying Party shall pay the amount of such Loss, when it has been finally determined, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days following the Indemnified Party's receipt of a written notice from the Indemnifying Party disputing such claim, such dispute shall be finally settled by arbitration in accordance with paragraph (f) of this
Section 6.02.

                (f)     Any dispute submitted to arbitration pursuant to this
Section 6.02 shall be finally and conclusively settled by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within 20 days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall meet in St. Louis County, Missouri, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. It is the intent of the parties hereto that, barring extraordinary circumstances, decisions of the Board of Arbitration shall be rendered no more than 30 days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such 30 calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party, and it may be enforced to the fullest extent permitted by Law and entered in any court of competent jurisdiction. Except as set forth in Section 10.04, each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

                (g) In the event of any claim for indemnity under Section 6.02, Purchaser and Sellers agree to give the other and their representatives reasonable access to the relevant Books and Records and Employees in connection with the matters for which indemnification is sought to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations under this Section 6.02, subject to Section 10.05, provided, however, that if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section shall be subject to the applicable rules relating to discovery, but only to the extent that such information, documents or records are the subject of or material to such litigation or arbitration.

                (h) After the Closing, to the extent permitted by Law, the indemnities set forth in this Section 6.02 shall, except in the case of fraud, be the exclusive remedies of Purchaser and Sellers and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.


                                   ARTICLE VII

                                  OTHER MATTERS

                7.01 Employee Matters. (a) Purchaser shall offer employment to all Employees of Sellers (other than Thomas M. Schmittgens, John Bradford Goss and up to 10 other Employees to be listed on a schedule to be delivered by Purchaser to Sellers prior to the Closing Date) on terms and conditions no less favorable than those Employees currently enjoy with Sellers. Those persons who accept Purchaser's offer of employment and commence working with Purchaser on the Closing Date shall hereafter be referred to as "Transferred Employees." Sellers shall be responsible for and shall pay all Severance Obligations, if any, that may be due and owing to Mr. Schmittgens, Mr. Goss and any other Employees of Sellers other than Transferred Employees. Purchaser shall be responsible for and shall pay all Severance Obligations, if any, that may be due and owing to any Transferred Employee and any Employee to whom Purchaser was required, but failed, to offer employment in accordance with the first sentence of this paragraph (a) or who is so offered employment but not on terms substantially similar to those currently enjoyed by such Employee with Sellers. "Severance Obligations" means all obligations to make severance or other similar payments to Employees in connection with the termination of their employment with any Seller, whether such obligations arise out of (i) any employment contract, (ii) any policy of Sellers, (iii) applicable Law or (iv) any CBA.

                (b) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the Vacation Policy applicable to such Transferred Employee immediately prior to the Closing Date, Purchaser shall allow such Transferred Employee to use such accrued vacation; provided, however, that if Purchaser deems it necessary to disallow such Transferred Employee from taking such accrued vacation, Purchaser shall be liable for and pay in cash to each such Transferred Employee an amount equal to such vacation time in accordance with the terms of the vacation policy (the "Vacation Policy"); provided, further, that Purchaser shall be liable for and pay in cash an amount equal to such accrued vested vacation time to any Transferred Employee whose employment terminates prior to the close of business on the last calendar day of the year during which the Closing Date occurs. Notwithstanding the foregoing, Purchaser shall have no obligation hereunder to allow Transferred Employees to use accrued vacation or to pay cash in lieu thereof except to the extent of the accrual relating to vacation obligations included in the calculation of Final Tangible Net Worth.

                (c) Pension Plan. The parties agree that Purchaser is not adopting the Whittaker Construction, Incorporated Employees Money Purchase Pension Plan and Trust or The Fortress Group, Inc. 401(k) Profit Sharing Plan, nor assuming any of the Sellers' Liabilities thereunder or under any other Plan of Sellers.

                (d) Sellers will continue to offer COBRA coverage to all persons to which it is currently providing such coverage, and to each Employee who does not become a Transferred Employee, in each case to the extent required by Law.

                7.02 Warranty Matters. (a) Sellers shall be responsible for all customer warranty obligations with respect to construction work performed on homes closed prior to or as of the Closing Date and product liabilities and other similar claims arising out of events occurring prior to or as of the Closing Date. Purchaser shall be responsible for all such warranty obligations with respect to construction work performed on homes closed after the Closing Date and product liabilities and other similar claims arising out of events occurring after the Closing Date.

                (b) Purchaser shall be responsible for administering all warranty claims and performing all warranty work in respect of the customer and site development warranty obligations of the Business with respect to homes closed prior to and after Closing, and shall keep Sellers reasonably informed as to claims made and work performed with respect thereto.

                (c) Sellers obligation under paragraph (a) above with respect to the first $200,000 of warranty claims shall be satisfied through Purchaser's usage of the customer warranty reserve as reflected in the calculation of Final Tangible Net Worth. With respect to any warranty work in excess of $1,000 per warranty claim to be undertaken after the amount of such customer warranty reserve has been exceeded or with respect to any warranty work (irrespective of the amount thereof) to be undertaken after such reserve has been exceeded by $200,000, Purchaser shall provide Sellers with prior notice that it has identified required work so that the parties may discuss in advance any disagreement as to whether the work is required. At such time as the customer warranty reserve has been exceeded, Purchaser shall deliver to Sellers a notice to that effect accompanied by reasonable documentation of the payments made by Purchaser for customer warranty claims. Notwithstanding anything to the contrary set forth above, Purchaser shall be solely responsible for the payment of salary and benefits to in-house warranty managers.

                7.03 Title Commitment; Transfer Tax. (a) Sellers have delivered, or caused to be delivered, to Purchaser all preliminary title reports, land surveys, subdivision plats, commitments and other title materials (collectively, the "Preliminary Title Reports") covering each parcel of Owned Real Property and listed on Schedule 7.03, including at a minimum a commitment for an owner's policy of title insurance or leasehold title insurance, as applicable, covering each parcel of Owned Real Property (collectively, the "Preliminary Title Reports") issued by Transnation Title Insurance Company (as to Missouri property) and Chicago Title Insurance Company (as to Illinois property) (the "Title Companies"), together with complete and legible copies of all written covenants, restrictions, easements and other matters that are listed as exceptions thereon. Purchaser or Sellers may obtain updates of the Preliminary Title Reports prepared by the Title Companies up to and including the Closing Date (each, a "Title Update"). If any such Title Update is obtained, the applicable Title Company shall furnish copies of each such update to both Purchaser and Sellers, together with complete and legible copies of all written covenants, restrictions, easements, encumbrances and other matters that are listed as exceptions thereon. All title matters reflected in a Preliminary Title Report or a Title Update that are not reasonably objected to by Purchaser within 5 Business Days of Sellers' delivery of such Preliminary Title Report or Title Update, as the case may be, to Purchaser shall be deemed approved by Purchaser and shall be deemed Permitted Encumbrances. If Purchaser does so reasonably and timely object to any such matter appearing on a Preliminary Title Report or a Title Update, or any other matters that arise between the date hereof and the Closing Date, Sellers shall use reasonable efforts to cause such matter to be resolved prior to the Closing Date or, if such matter cannot be resolved by the Closing Date, Purchaser shall have the right to exclude the applicable parcel from the Owned Real Property and such parcel shall be treated as an Excluded Asset, it being agreed that the exclusion of any such parcel or parcels shall not be deemed a failure by Sellers to satisfy the condition set forth in Section 5.01(j). Specifically, Sellers, jointly and severally, shall hold Purchaser harmless from and indemnify Purchaser against, and shall reimburse Purchaser with respect to, any and all liabilities and expenses incurred by, imposed upon or asserted against Purchaser by reason of, or in connection with, any matter that may arise between the date hereof and the Closing Date (except to the extent deemed to be a Permitted Exception as provided for above) that would have been disclosed on a title insurance search, commitment, report or policy of a current date on the Closing Date, which matter may constitute an Encumbrance or affect such title, and agree to promptly defend, remove, bond or otherwise dispose of any Encumbrance, Lien or other act of Sellers that may arise or be filed, as the case may be, against or having an effect upon the Owned Real Property.

                (b) At the Closing, Purchaser shall be entitled to receive an ALTA Owner's Policy of Title issued by the appropriate Title Company reflecting only Permitted Encumbrances (each, the "Title Policy"), with all Schedule B requirements to effectiveness satisfied, free and clear of all Liens (except for the Permitted Liens) and Encumbrances (except for the Permitted Encumbrances), showing fee simple title of the Owned Real Property vested in Purchaser, together with copies of all recorded documents evidencing title exceptions raised in Schedule B of the Title Policy. Such Title Policy shall be obtained at Purchaser's cost. Additionally, Sellers agree to cause the Title Companies to issue their respective standard closing protection letters (in respect of the acts of the agent of the Title Company) to Purchaser and to provide the Title Companies with such affidavits and other documents as the Title Companies may reasonably request in order to issue such Title Policy, including without limitation the standard form of "Seller's Affidavit" required by the Title Companies. In the event that Sellers are unable to or fail to deliver a Title Policy in accordance with the first sentence of this paragraph
(b), the parcel of Owned Real Property subject to such Title Policy shall, at Purchaser's option, be deemed an Excluded Asset and shall not be transferred to Purchaser hereunder.

                (c) All taxes, deed stamps and recording charges due in connection with the conveyance, assignment, or transfer of the Assets in the States of Illinois or Missouri shall be borne by Sellers.

                7.04 Covenant Not to Compete. (a) Sellers covenant and agree that for a period of three years from the Closing Date, they will not directly or indirectly (i) own, manage, operate, engage in, control, or otherwise participate in any of the following activities (other than through the ownership of 5% or less of any class of securities registered under the Securities

Exchange Act of 1934, as amended): (A) the construction or sale of single-family or multi-family residences, (B) the development of real property for use as lots for residential construction, or (C) any activities ancillary to the foregoing activities (collectively, "Business Activities"), or to be involved as a stockholder, partner, member or other holder of an interest in any Person engaging in any such activities, in each case in the States of Missouri or Illinois within 50 miles of any county in which Sellers currently operate; (ii) solicit to employ or employ any employee of Purchaser or any of its Affiliates while such Person is employed by any of them; provided that the foregoing shall not prohibit general solicitations of employment not specifically directed towards such employees; (iii) cause or attempt to cause any of Purchaser's clients, customers or suppliers to terminate of materially reduce their business with Purchaser or any of its Affiliates.

                (b) Notwithstanding anything to the contrary in this Section 7.04, nothing herein shall prohibit Fortress from considering or entering into a merger transaction or other business combination or being purchased by an entity which engages in the Building Activities in the States of Missouri or Illinois.

                7.05 Termination of Right of First Refusal and Non-Compete. The parties hereto agree that following the Closing, Purchaser's Affiliates shall be released from, and shall have no further ongoing liability with respect to, their obligations under Sections 8.1 of the Purchase Agreement, dated as of December 31, 1997, among Fortress and such Affiliates of Purchaser and under the Rights of First Refusal, each Right of First Refusal effective as of March 6, 1998, between Whittaker Construction and Robert N. Whittaker, Sr., on the one hand, and Whittaker Construction and Claremoor Pass Orchards, Inc. and Gregory Whittaker, on the other.

                7.06 Insurance Policies Fortress will cause Purchaser to be named as an additional insured on all applicable "occurrence-based" insurance policies of Fortress and Sellers insofar as they relate to the Assets or the operations of the Business prior to the Closing Date.


                                  ARTICLE VIII

                                   TERMINATION

                8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned: (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser; (b) at any time after June 22, 2001 by Sellers or Purchaser, upon notification to the other if the condition set forth in Section 5.02(d) shall not have been satisfied on or before such date (and Sellers shall be obligated to notify Purchaser on or prior to such date if it has failed to satisfy such condition); or (c) at any time after July 15, 2001 by either party, upon notification by such party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the notifying party; provided, however, that in the event, on or prior to July 15, 2001, Purchaser has received a standard commitment letter or letters from the applicable lending institutions with respect to all of the financing required under Section 5.01(k), Sellers shall not be entitled to terminate this Agreement pursuant to this paragraph (c) until July 31, 2001.

                8.02 Effect of Termination. (a) If (i) Sellers properly terminate this Agreement pursuant to Section 8.01(c) and at the time of such termination the representations and warranties of Purchaser contained herein are not true and correct in all material respects or Purchaser shall have failed to perform and comply with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing or (ii) either party properly terminates this Agreement pursuant to Section 8.01(c) and at the time of such termination the only condition to closing set forth in Section 5.01 which is not satisfied is the condition set forth in paragraph (k) thereof, Sellers shall be entitled to retain the full Deposit Amount as a termination fee to reimburse Sellers for, among other things, its cost and expenses incurred in the transaction contemplated hereof. If this Agreement is terminated for any other reason, then Sellers shall refund the Deposit Amount to Purchaser as promptly as practicable following such termination.

                (b) In the event this Agreement is terminated by Sellers or Purchaser pursuant to Section 8.01(b), Sellers shall reimburse Purchaser for all reasonable fees and expenses, in an aggregate amount not to exceed $125,000, incurred by Purchaser in connection with the transactions contemplated hereby.

                (c) Subject to paragraphs (a) and (b) above, if this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.04 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.01(b) or (c), Sellers and Purchaser will remain liable to the other for any willful breach of this Agreement existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity; provided that, in the event Sellers terminate this Agreement under circumstances which entitle them to retain the Deposit Amount pursuant to Section 8.02(a), the retention of the Deposit Amount shall be the exclusive remedy available to Sellers. In the event that Purchaser initiates legal action against Sellers for failure to refund the Deposit Amount in accordance with Section 8.02(a), and such action is finally and conclusively determined in favor of Purchaser, Purchaser shall be entitled to payment of its reasonable costs and expenses incurred in connection with the taking of such legal action.


                                   ARTICLE IX

                                   DEFINITIONS

                9.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                "Accounts Receivable" has the meaning ascribed to it in Section 1.01(a)(iv).

                "Account Payable" has the meaning ascribed to it in Section 1.02(a)(ii).

                "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

                "Agreement" means this Asset Purchase Agreement and the Schedules, as the same shall be amended from time to time.

                "April 30 Balance Sheet" has the meaning ascribed to it in
Section 2.05(a).

                "Assets" has the meaning ascribed to it in Section 1.01(a).

                "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

                "Assignment Instruments" has the meaning ascribed to it in
Section 1.05.

                "Assumed Liabilities" has the meaning ascribed to it in Section 1.02(a).

                "Assumption Instruments" has the meaning ascribed to it in
Section 1.05.

                "Board of Arbitration" has the meaning ascribed to it in Section 6.02(f).

                "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, operating data and plans and environmental studies and plans.

                "Business" has the meaning ascribed to it in the forepart of this Agreement.

                "Business Books and Records" has the meaning ascribed to it in
Section 1.01(a)(xiv).

                "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(vii).

                "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Missouri are authorized or obligated to close.

                "Business Licenses" has the meaning ascribed to it in Section 1.01(a)(x).

                "Cash" has the meaning ascribed to it in Section 1.01(a)(xviii).

                "CBA" has the meaning ascribed to it in Section 2.14(a).

                "Closing" means the closing of the transactions contemplated by
Section 1.05.

                "Closing Date" means the first Business Day after the day on which the last of the consents listed in Schedule 5.01(f) have been obtained, made or waived, as applicable; provided, that, if the Closing Date shall not have occurred on or prior to June 15, 2001, "Closing Date" shall mean the later to occur of June 28, 2001 or the first Business Day after the day on which the last of the consents listed in Schedule 5.01(f) have been obtained, made or waived, as applicable.

                "Closing Date Certificate" has the meaning ascribed to it in
Section 1.06(a).

                "Closing Date Balance Sheet" has the meaning ascribed to it in
Section 1.06(a).

                "Closing Date Tangible Net Worth" has the meaning ascribed to it in Section 1.06(a).

                "Closing Date Payment" has the meaning ascribed to it in Section 1.05.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Condition of the Business" means the business, financial condition, results of operations and Assets and Properties of the Business.

                "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

                "Deposit Amount" has the meaning ascribed to it in Section 1.04.

                "Deposits" has the meaning ascribed to it in Section
1.01(a)(xii).

                "Determination Date" has the meaning ascribed to it in Section 1.06(c).

                "Disclosed Environmental Matters" has the meaning ascribed to it in Section 1.02(a)(vii).

                "Disclosed Tort Liabilities" has the meaning ascribed to it in
Section 1.02(a)(x).

                "Discount Amount" has the meaning ascribed to it in Section
1.03.

                "Dispute Period" has the meaning ascribed to it in Section 6.02(e).

                "Employee" means each employee, officer or consultant of any Seller engaged primarily in the conduct of the Business.

                "Encumbrances" means any restriction, lease, easement, right-of-way or similar item encumbering real estate.

                "Environmental Laws" means all Laws relating to the protection of human health or the environment, including all requirements pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Material, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, whether solid, liquid or gaseous in nature.

                "Environmental Licenses" means any License required to be obtained or held under any Environmental Law.

                "Environmental Reports" has the meaning ascribed to it in
Section 2.15(a).

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                "Escrow Agent" has the meaning ascribed to it in Section 1.04.

                "Escrow Agreement" has the meaning ascribed to it in Section
1.04.

                "Escrow Agreements" has the meaning ascribed to it in Section 1.01(a)(xv).

                "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

                "Excluded Books and Records" has the meaning ascribed to it in
Section 1.01(b)(ii).

                "Final Tangible Net Worth" has the meaning ascribed to it in
Section 1.06(c).

                "Financial Statements" has the meaning ascribed to it in Section 2.05.

                "Fortress" has the meaning ascribed to it in Section 1.05.

                "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

                "Hazardous Material" means any substance: (i) the presence of which could result in Liability or in an investigation or remediation under any Environmental Law; (ii) which is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental or Regulatory Authority; (iv) the presence of which causes or threatens to cause a nuisance or poses or threatens to pose a hazard to property or to the health or safety of Persons; (v) which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (vi) which contains polychlorinated byphenols or asbestos.

                "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                "Indemnified Party" means any Person claiming indemnification under any provision of Section 6.02.

                "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Section 6.02.

                "Indemnity Notice" means written notification pursuant to
Section 6.02 of a claim for indemnity thereunder by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

                "Independent Accountant" has the meaning ascribed to it in
Section 1.06(b).

                "Intellectual Property" means all patents, trademarks, trade names, service marks, service names, inventions, copyrights, telephone numbers, internet domain names and addresses, building plans, building systems and procedures and CAD plans.

                "Inventory" has the meaning ascribed to it in Section 1.01(a)(iii).

                "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                "Knowledge of Sellers" means the actual knowledge of George Yeonas, Jeffrey Shirley, Thomas M. Schmittgens or John Bradford Goss.

                "L&C" has the meaning ascribed to it in the forepart of this Agreement.

                "L&C Assets" has the meaning ascribed to it in Section 1.01(a)(xiii).

                "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                "Leased Real Property" has the meaning ascribed to it in Section 1.01(a)(ii).

                "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals and registrations, franchises granted or issued by any Governmental or Regulatory Authority.

                "Liens" means any mortgage, pledge, assessment, security interest, lease, lien or charge of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

                "Net Worth Deficiency" has the meaning ascribed to it in Section 1.06(c).

                "Net Worth Excess" has the meaning ascribed to it in Section 1.06(c).

                "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                "Owned Real Property" has the meaning ascribed to it in Section 1.01(a)(i).

                "Permitted Encumbrances" means: (i) the Real Property Leases;
(ii) Encumbrances waived in writing by Purchaser; and (iii) Encumbrances (which are not Liens) appearing in Schedule B [Section 2] of the Title Policies delivered to Purchaser pursuant to this Agreement. Standard exceptions shall not be deemed Permitted Encumbrances unless specifically approved by Purchaser.

                "Permitted Lien" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent.

                "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                "Personal Property Leases" has the meaning ascribed to it in
Section 1.01(a)(vi).

                "Preliminary Title Reports" has the meaning ascribed to it in
Section 7.03(a).

                "Prime Rate" shall mean that rate of interest from time to time announced by The Chase Manhattan Bank at its head offices as its prime commercial lending rate.

                "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

                "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                "Purchaser's Accountants" has the meaning ascribed to it in
Section 1.06(a).

                "Purchaser Indemnified Parties" means Purchaser and its officers, members, managers, employees, agents and Affiliates.

                "Real Property" means the Owned Real Property and the Leased Real Property.

                "Real Property Leases" has the meaning ascribed to it in Section 1.01(a)(ii).

                "Retained Liabilities" has the meaning ascribed to it in Section 1.02(b).

                "Retained Intellectual Property" has the meaning ascribed to it in Section 1.01(b)(iii).

                "RRKTG" has the meaning ascribed to it in the forepart of this Agreement.

                "Sellers" has the meaning ascribed to it in the forepart of this Agreement.

                "Sellers' Accountants" has the meaning ascribed to it in Section 1.06(a).

                "Seller Indemnified Parties" means Sellers and their respective officers, directors, employees, agents and Affiliates.

                "Schedules" mean the schedules delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

                "Severance Obligations" has the meaning ascribed to it in
Section 7.01.

                "Tangible Net Worth" means the book value of the Assets (excluding goodwill) minus the book value of the Assumed Liabilities, all as determined in accordance with GAAP.

                "Tangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(v).

                "Third Party Claim" has the meaning ascribed to it in Section 6.02(d).

                "Title Company" has the meaning ascribed to it in Section
7.03(a).

                "Title Policy" has the meaning ascribed to it in Section
7.03(b).

                "Title Update" has the meaning ascribed to it in Section
7.03(a).

                "Transferred Employees" has the meaning ascribed to it in
Section 7.01(a).

                "Transferred Intellectual Property" has the meaning ascribed to it in Section 1.01(a)(ix).

                "Transition Agreement" has the meaning ascribed to it in Section 1.05.

                "Vacation Policy" has the meaning ascribed to it in Section 7.01(b).

                "Vehicles" has the meaning ascribed to it in Section
1.01(a)(xi).

                "Whittaker Construction" has the meaning ascribed to it in the forepart of this Agreement.

                "Whittaker Homes" has the meaning ascribed to it in the forepart of this Agreement.

                (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, the terms "Article" or "Section" refer to the specified Article or Section of this Agreement and the phrase "ordinary course of business" refers to the business of Sellers in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) "including" is not limiting; (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) the words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and
(viii) general or specific references to any Law mean such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, unless the effect thereof is to reduce, limit or otherwise prejudicially affect any obligation or any right, power or remedy hereunder, in which case such amendment, modification, codification or reenactment will not, to the maximum extent permitted by applicable Law, form part of this Agreement and is to be disregarded for purposes of the construction and interpretation hereof.

                                    ARTICLE X

                                  MISCELLANEOUS

                10.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                If to Purchaser, to:

                Mr. Gregory Whittaker
                1596 Schluersburg Road
                Augusta, MO 63332
                Facsimile No.: (636) 798-3012

                with a copy to:

                Bryan Cave LLP
                One Metropolitan Square
                211 N. Broadway
                St. Louis, MO 63102-2750
                Facsimile No.: (314) 259-2020
                Attn: William F. Seabaugh, Esq.

                If to any Seller, to:

                The Fortress Group, Inc.
                1650 Tysons Blvd.
                Suite 600
                McLean, Virginia  22102
                Facsimile No.: (703) 442-7730
                Attn: Mr. George Yeonas

                with a copy to:

                Lazard Freres Real Estate Investors LLC
                30 Rockefeller Plaza, 50th Floor
                New York, NY 10020
                Facsimile No.: (212) 332-5980
                Attn: Mr. Andrew Zobler

                Milbank, Tweed, Hadley & McCloy LLP
                1 Chase Manhattan Plaza
                New York, NY 10005

                Facsimile No.: (212) 530-5219
                Attn: Dennis F. Dunne, Esq.

                Sellers' Wire Transfer Instructions:
                Name of Bank: First Union Bank, Roanoke, Virginia
                Account No.: 206 520 348 9513
                ABA No.: 051 400 549
                Account Holder: The Fortress Group, Inc.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                10.02 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

                10.03 Entire Agreement. This Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and together with that certain confidentiality agreement between the parties dated April 13, 2001, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

                10.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. Sellers agree to pay directly all taxes, fees and other charges, including all sales taxes, transfer taxes and recording charges, incurred as a result of the consummation of the transactions contemplated by this Agreement.

                10.05 Public Announcements; Confidentiality. (a) Sellers and Purchaser will obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                (b) Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Business, the Assets or the Assumed Liabilities furnished by Sellers hereunder.

                10.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                10.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                10.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 6.02.

                10.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to an Affiliate which is majority owned by Gregory Whittaker, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                10.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                10.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon a determination that any provision of this Agreement is prohibited, unenforceable or not authorized, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

                10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Missouri applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                10.14 Counterpart Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

                10.15 Schedules. All of the Schedules attached to this Agreement are deemed incorporated herein by reference. The listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself.

                   [The next page begins the signature pages.]

                IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

             THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
                      WHICH MAY BE ENFORCED BY THE PARTIES.



                                            By Purchaser:

                                            GW LAND LLC


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            By Sellers:

                                            WHITTAKER HOMES, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            WHITTAKER CONSTRUCTION, LLC


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            RRKTG LUMBER, LLC


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            LEWIS AND CLARK TITLE COMPANY


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

The Fortress Group, Inc., the owner of all of the outstanding capital stock or membership interests of each Seller, hereby guarantees the full and timely performance of each obligation of Sellers hereunder, including without limitation, the payment of indemnity obligations, if any, arising under Section 6.02.

THE FORTRESS GROUP, INC.



By:
   ---------------------------
   Name:
   Title:

               AGREEMENT AND AMENDMENT OF ASSET PURCHASE AGREEMENT

        This Agreement and Amendment of Asset Purchase Agreement (the "Agreement") is entered into on the ____ day of June, 2001, among GW Land, LLC, a Missouri limited liability company (the "Purchaser"); GW Lumber LLC, a Missouri limited liability company (GW Lumber"); Whittaker Builders, Inc., a Missouri corporation ("Whittaker Builders"); LC Title Company LLC, a Missouri limited liability company ("LC Title"); Whittaker Custom Homes, LLC, a Delaware limited liability company ("Whittaker Custom Homes"), Whittaker Construction, LLC, a Delaware limited liability company ("Whittaker Construction"), RRKTG Lumber, LLC, a Delaware limited liability company ("RRKTG"), and Lewis and Clark Title Company, a Missouri corporation (the "Lewis and Clark"); and The Fortress Group, Inc., a Delaware corporation ("Fortress"), (each a "Party" and together the "Parties").

        WHEREAS, Purchaser and Whittaker Custom Homes, Whittaker Construction, RRKTG, and Lewis and Clark (the "Sellers") entered into an Asset Purchase Agreement on June 6, 2001 (the "Asset Purchase Agreement"); capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement;

        WHEREAS, pursuant to Section 10.09 of the Asset Purchase Agreement, GW Land has assigned to Whittaker Builders, LC Title and LC Lumber its rights and interests to purchase certain Assets;

        WHEREAS, the Parties deem it advisable to clarify certain issues associated with the transactions contemplated by the Asset Purchase Agreement and to amend the language of the Asset Purchase Agreement to reflect such clarification.

        NOW, THEREFORE, in consideration of the mutual promises and other consideration hereinafter set forth, the adequacy and receipt of which are acknowledged by the Parties, the Parties hereby agree as follows:

1. OBSOLETE INVENTORY. Purchaser and Sellers hereby acknowledge and agree that the Closing Date Balance Sheet described in Section 1.06 of the Asset Purchase Agreement shall not include Obsolete Inventory. For purposes of this Agreement, "Obsolete Inventory" shall mean lumber inventory of RRKTG Lumber which is included in the Sellers' books and records as Inventory but which (i) has been on hand for twelve (12) months or more or (ii) which is no longer being purchased by Whittaker Construction, LLC, in each case net of any reserves therefore included in the calculation of Final Tangible Net Worth. To the extent that any Obsolete Inventory is sold by Purchaser, Purchaser agrees to promptly remit the proceeds of such sale to Sellers.

2. HARRIS RECEIVABLE. Sellers hereby acknowledge that in the fourth quarter of 2000, Sellers booked a certain $400,000 account and/or note receivable with respect to the sale of lumber (the "Harris Receivable"). As promptly as practicable following the Closing Date, Fortress will post a letter of credit in favor of GW Lumber in form and substance reasonably acceptable to GW Lumber, or such other collateral as shall be reasonably acceptable to GW

Lumber, in the amount of the Harris Receivable outstanding on such date (the "Collateral"). The Collateral will guarantee the payment in full of the Harris Receivable. To the extent that the Collateral has not been so posted by the fortieth (40th) day following the Closing Date, then GW Lumber shall write off any portion of the Harris Receivable which remains uncollected as of such date. In the event that the Collateral has been posted as of the fortieth (40th) day following the Closing Date, GW Lumber shall not write off the Harris Receivable, but shall be entitled, on or following January 1, 2002, to draw on the Collateral to the extent of any portion of the Harris Receivable that remains uncollected as of December 31, 2001.

3.      STONE MEADOWS.

(a) Whittaker Construction agrees that immediately prior to the Closing, it will close on its acquisition of the Stone Meadows property identified on Exhibit A hereto from Claremoor Pass Orchards, Inc.(the "Stone Meadows Property"). Whittaker Construction shall issue a note to Claremoor Pass Orchards, Inc. (the "Claremoor Note") representing the purchase price for the Stone Meadows Property. The Stone Meadows Property shall be included within the definition of "Assets" in the Asset Purchase Agreement. Schedule 1.01(a)(i) to the Asset Purchase Agreement is hereby amended to include the description of the Stone Meadows Property set forth on Exhibit A hereto.

(b) The Purchase Price shall remain unchanged by this amendment. The Claremoor Note shall be purchased from Claremoor Pass Orchards, Inc. by Purchaser contemporaneously with the Closing in exchange for cash equal to the face amount of the Claremoor Note. Purchaser shall assign the Claremoor Note back to Whittaker Construction in full payment for its purchase of the Stone Meadows Property from Whittaker Construction. Purchaser agrees that (i) it shall be responsible for all transaction costs and expenses (including transfer taxes, if any) incurred in connection with such purchase and sale, (ii) neither Fortress nor Sellers shall assume any Liabilities of Purchaser or Claremoor Pass Orchards, Inc. of any kind arising out of, or related to such purchase and sale or to Fortress' or Sellers' ownership of the Stone Meadows Property and (iii) it shall indemnify Fortress and Sellers in full, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of such costs, expenses or Liabilities.

4. GOLF CLUB AT WENTZVILLE SUBDIVISION. Whittaker Construction agrees that immediately prior to the Closing, it will exercise its option to purchase The Golf Club at Wentzville property identified on Exhibit B hereto from Silo Bend L.L.C. (the "Golf Club Property") and will close on such acquisition. Whittaker Construction shall issue a note to Silo Bend L.L.C. (the "Silo Bend Note") representing the purchase price for the Golf Club Property. The Golf Club Property shall be included within the definition of "Assets" in the Asset Purchase Agreement. Schedule 1.01(a)(i) to the Asset Purchase Agreement is hereby amended to include the description of the Golf Club Property set forth on Exhibit B hereto.

(b) The Purchase Price shall remain unchanged by this amendment. The Silo Bend Note shall be purchased from Silo Bend L.L.C. by Whittaker Builders contemporaneously with the Closing in exchange for cash equal to the face amount of the Silo Bend Note. Whittaker Builders shall assign the Silo Bend Note back to Whittaker Construction in full payment for its purchase of the Golf Club Property from Whittaker Construction. Whittaker Builders agrees that (i) it shall be responsible for all transaction costs and expenses (including transfer taxes, if any) incurred in connection with such purchase and sale, (ii) neither Fortress nor Sellers shall assume any Liabilities of Whittaker Builders or Silo Bend L.L.C. of any kind arising out of, or related to such purchase and sale or to Fortress' or Sellers' ownership of the Golf Club Property and (iii) it shall indemnify Fortress and Sellers in full, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of such costs, expenses or Liabilities.

5.      PURCHASE PRICE. Purchaser and Sellers hereby amend paragraph (a) of
Section 1.03 of the Asset Purchase Agreement by deleting from clause (y)(A) thereof "$2,500,000" and inserting in lieu thereof "$2,400,000".

6. EMPLOYEE MATTERS. Purchaser and Sellers hereby amend Section 7.01 of the Asset Purchase Agreement by deleting from the first sentence thereof the number "10" and inserting in lieu thereof the number "11." Any employee who receives an offer of employment from Purchaser shall be deemed to have been offered such employment as of July 1, 2000.

7. PRORATIONS. Purchaser and Sellers hereby acknowledge and agree that the adjustments contemplated by Section 1.03(c) of the Asset Purchase Agreement will be reflected on the Closing Date Balance Sheet and therefore taken into account in determining Final Tangible Net Worth.

8. CASH. Purchaser and Sellers hereby amend the Asset Purchase Agreement by deleting Section 1.01(a)(xviii) in its entirety and inserting as Section 1.01(b)(v) the following:

                (v) Cash. Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, but excluding any of the foregoing which are Deposits ("Cash").

9.      WORKER'S COMPENSATION.

        (a) The parties hereby acknowledge and agree that there shall be no reserve on the Closing Date Balance Sheet for worker's compensation claims.

        (b) Purchaser and Seller hereby amend Section 1.02(a)(x) of the Asset Purchase Agreement by deleting subsection (c) and all references thereto, and that consequently all worker's compensation claims relating to occurrences prior to the Closing are Retained Liabilities.

        (c) Purchaser and Seller hereby acknowledge and agree that in accordance with the proviso set forth in Section 1.01(a)(xii) of the Asset Purchase Agreement relating to the $575,000 cash escrow, such cash escrow is an Excluded Asset.

10. CLOSING DATE. Purchaser and Sellers hereby amend the definition of "Closing Date" set forth in Section 9.01 of the Asset Purchase Agreement by deleting "June 28, 2001" and inserting in lieu thereof "June 29, 2001."

11. FURTHER ASSURANCES. The Parties agree to do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

12.     MISCELLANEOUS.

        (a) Notices. All notices shall be in accordance with the provisions of Section 10.01 of the Asset Purchase Agreement.

        (b) Successors and Assigns. This Agreement shall be binding upon the Parties and their successors and assigns.

        (c) Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the Parties that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

        (d) Governing Law. This Agreement shall be governed by and construed in accordance with Missouri law, without reference to conflict of laws principles.

        (e) Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

        (f) Number and Gender. Where required by the context, singular words or pronouns shall be construed as plural, plural words and pronouns shall be construed as singular and the gender of personal pronouns shall be construed as either masculine, feminine, or neuter.

        (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the Parties.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                               GW LAND LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               GW LUMBER LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               GW TITLE LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               WHITTAKER BUILDERS, INC.


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------



                               WHITTAKER CUSTOM HOMES, LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------

                               WHITTAKER CONSTRUCTION, LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               RRKTG LUMBER, LLC


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               LEWIS AND CLARK TITLE COMPANY


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------


                               THE FORTRESS GROUP, INC.


                               By
                                 -----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------